EXHIBIT 99.1

GOODRICH PETROLEUM CORPORATION ANNOUNCES

RECORD FOURTH QUARTER AND YEAR END FINANCIAL RESULTS AND OPERATIONAL UPDATE

Houston, Texas – March 28, 2005. Goodrich Petroleum Corporation today announced record financial and operating results for the fourth quarter and year ended December 31, 2004, including earnings of $9,017,000 and $17,894,000 for the respective periods.

REVENUES INCREASED BY 60%. Total revenues for the three months ended December 31, 2004 increased by 60% to $15,360,000 versus $9,626,000 for the three months ended December 31, 2003. The 2004 revenue amount reflects a 26% increase in oil and gas production volumes over the prior year period due to recent successful well completions in both the Cotton Valley Trend of East Texas and Northwest Louisiana as well as in the Company’s core area of South Louisiana. Average net oil and gas prices received by the Company for the quarter, after giving effect to realized gains and losses from the Company’s hedging activities, increased by approximately 9% compared to the fourth quarter of 2003. Additionally, the Company recognized an unrealized gain on derivatives of $2,317,000 associated with a change in fair value of the Company’s natural gas hedges. The change in fair value of derivatives resulted from the determination that the Company’s natural gas hedges fell short of the effectiveness guidelines for cash flow hedges for the quarter pursuant to SFAS 133, and thereby caused the Company to recognize the effect in earnings for the three months and year ended December 31, 2004. As applied to the Company’s hedging program, there must be a high degree of correlation between the actual prices received and the hedge prices in order to use hedge accounting. During the fourth quarter, the Company’s gas hedges fell slightly below the guidelines for being highly effective and therefore did not qualify for hedge accounting for the quarter relative to its natural gas hedges.

Total revenues for the year ended December 31, 2004 increased by 47% to $47,330,000 versus $32,140,000 for the year ended December 31, 2003. The 2004 revenue amount reflects a 25% increase in oil and gas production volumes, due to the recent successful well completions, as well as the unrealized gain on derivatives of $2,317,000. The Company had an increase of approximately 13% in average net oil and gas prices for the year, after giving effect to realized gains and losses from hedging activities.

NET INCOME INCREASED BY 555%. Total net income applicable to common stock increased by 555% to $9,017,000, or $0.44 per basic share, in the three months ended December 31, 2004, compared to $1,376,000, or $0.08 per basic share, in the three months ended December 31, 2003.

For the full year, total net income applicable to common stock increased by 480% to $17,894,000, or $0.92 per basic share, in the year ended December 31, 2004, compared to $3,084,000, or $0.17 per basic share, in the year ended December 31, 2003.

The increase in net income applicable to common stock for the three months ended and year ended December 31, 2004 was due to higher production volumes, higher realized prices, as well as the unrealized gain on derivatives of $2,317,000 associated with a change in fair value of the Company’s natural gas hedges, an income tax benefit of $1,707,000 for the year and $1,877,000 for the quarter, and other income of $750,000, associated with a gain on sale, net of income taxes, from discontinued operations of the Company’s West Texas assets.

DISCRETIONARY CASH FLOW INCREASED BY 48%. Net cash provided by operating activities was $16,921,000 in the three months ended December 31, 2004 compared to $6,179,000 in three months ended December 31, 2003. These amounts include net changes in working capital which resulted in an increase in operating cash flow of $9,019,000 in the three months ended December 31, 2004, compared to $765,000 in the three months ended December 31, 2003. Discretionary cash flow, defined as net cash flow from operations before changes in working capital, plus seismic expense, increased by 48% to $8,182,000 in the three months ended December 31, 2004, compared to $5,531,000 in the three months ended December 31, 2003 (see accompanying table for a reconciliation of discretionary cash flow from operations, before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

Net cash provided by operating activities was $41,028,000 in the year ended December 31, 2004, compared to $17,048,000 in year ended December 31, 2003. These amounts include net changes in working capital which resulted in an increase in operating cash flow of $14,119,000 in the year ended December 31, 2004, compared to a decrease of $519,000 in the year ended December 31, 2003. Discretionary cash flow increased by 66% to $29,465,000 in the year ended December 31, 2004, compared to $17,685,000 in the year ended December 31, 2003 (see accompanying table for a reconciliation of discretionary cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

PRODUCTION INCREASED BY 26%. Net production volumes from continuing operations in the three months ended December 31, 2004 increased by approximately 26% to 1,459,895 Mcf of gas and 120,501 barrels of oil, or 2.18 billion cubic feet equivalent (“Bcfe”), versus 1,052,500 Mcf of gas and 114,104 barrels of oil, or 1.74 Bcfe in the three months ended December 31, 2003. On a sequential basis, net production volumes for the fourth quarter 2004 increased by approximately 6% from the third quarter 2004 adjusted level and would have increased more substantially, if not for the impact of certain operational problems in South Louisiana, including the carryover effect from Hurricane Ivan in September 2004.

Net production volumes from continuing operations in the year ended December 31, 2004 increased by approximately 25% to 4,817,564 Mcf of gas and 475,251 barrels of oil, or 7.67 Bcfe, versus 3,352,802 Mcf of gas and 464,429 barrels of oil, or 6.14 Bcfe in the year ended December 31, 2003.

RESERVES INCREASED BY 31%. Reserves at year end 2004 were 101.22 billion cubic feet equivalent (“Bcfe”) of gas versus 77.74 Bcfe at year end 2003, an increase of approximately 31%. The reserves were comprised of approximately 67.7 Bcf of natural gas and 5.59 million barrels of crude oil, being 67% natural gas and 37% developed. Future net cash flow of the proved reserves was $416.4 million, with a pre-tax present value (PV10) of $241.5 million on SEC year end prices of $6.14 per Mcf of gas and $42.72 per barrel of oil. During 2004 the Company added approximately 48.3 Bcf of natural gas and 1.98 million barrels of crude oil or 60.2 Bcfe on capital expenditures of $50.1 million, which included approximately $2.5 million related to 3-D seismic expense. The reserve additions during the year resulted in a finding and development (“F&D”) cost of approximately $0.83 per Mcfe and when adding the estimated future development cost associated with the proved undeveloped reserves, the total estimated F&D costs are estimated to be approximately $1.89 per Mcfe. The Company had a reserve replacement of production ratio of 785% for 2004. When factoring in reserve revisions, the Company had a reserve replacement ratio of 427%.

CAPITAL EXPENDITURES. In the three months ended December 31, 2004 capital expenditures totaled $18,972,000, compared to $4,645,000 in the three months ended December 31, 2003. In the year ended December 31, 2004, capital expenditures, including 3-D seismic expensed through exploration, totaled $50,057,000 compared to $20,016,000 in the year ended December 31, 2003. In the year ended December 31, 2004, the Company participated in the drilling of a total of 20 new wells and workovers. Of the 20 new wells that were drilled in 2004, 18 were successfully completed for an overall success rate of 90%. Capital expenditures in the year ended December 31, 2004 were financed largely out of net cash provided by operating activities and were supplemented by net borrowings of $7.0 million under the Company’s senior credit facility.

OPERATIONAL UPDATE

COTTON VALLEY

Drilling. The Company has drilled 18 wells to date in the Cotton Valley Trend with a 100% success rate. Fifteen of the wells are online and producing, with three additional wells drilled, logged and waiting on completion. Two of the three wells waiting on completion were drilled in the Company’s South Henderson area. The first well, the Craig No. 1, tested at 2,003 Mcf of gas per day with 1425# flowing casing pressure on a 24/64” choke. The Company is currently fracing the Holland No. 1, which was the second well drilled in South Henderson. The Company anticipates production to commence from the Craig and Holland wells by the second week of April. The third Cotton Valley well waiting on completion has been drilled and logged in the Dirgin-Beckville area. The Jackson-Wyatt Gas Unit C-3 well encountered approximately 150 feet of Cotton Valley section and is also expected online by the second week of April.

The Company has four rigs currently drilling on its acreage in the Trend, with a fifth rig due in early to mid-April. The Company is currently negotiating on a sixth rig, and could expand its capital expenditure budget further with additional rigs.

Reserves. The Company’s independent reservoir engineering firm, Netherland Sewell & Associates, Inc., has assigned gross proved reserves to date in the Cotton Valley of 63.2 Bcf (43.6 Bcf net to the Company). The reserves were estimated on their determination of approximately 40.0 acre spacing, with 14 proved developed and 40 proved undeveloped locations, for an average of 1.2 gross Bcf per well (0.81 Bcf net to the Company).

Production. For the fourth quarter of 2004 the Company’s Cotton Valley production averaged approximately 3,000 Mcf per day gross (2,000 Mcf per day net). The 15 wells currently online and producing are estimated to average approximately 8,500 Mcf per day gross (5,300 Mcf per day net) in the first quarter of 2005, and the Company anticipates adding approximately 4,000 - 5,000 Mcf per day gross (approximately 3,000 – 3,500 Mcf per day net) of production from the three wells mentioned above within the next three weeks.

Acreage. The Company has continued to expand its position in the Cotton Valley Trend and currently has approximately 48,000 gross (43,000 net) acres. The Company has recently acquired a 100% working interest in 3,000 additional acres, which has increased the Company’s average working interest in the Trend to approximately 90 percent.

SOUTH LOUISIANA

Drilling/Recompletion. The Company drilled six wells in South Louisiana during 2004, with four being successful, for a success rate of 67 percent. The Company is currently drilling two wells, its B-20 prospect well in the Burrwood/West Delta field and the Perrett 68 No. 1, an exploratory well on its Port Hudson prospect in East Baton Rouge Parish.

During the first quarter of 2005, the initial well on the Company’s Tunney prospect in the Burrwood/West Delta field, went off production from the initial zone, and has recently been recompleted into the MQ Main and Stringer sands, with the following test results:

MQ Stringers – 2,300 barrels of oil and 245 Mcf of gas per day with 2325# ftp, on 6/64” choke

MQ Main – 1,152 barrels of oil and 600 mcf of gas per day with 2125# ftp, on 6/64” choke

Total 3,452 barrels of oil and 845 mcf of gas per day

The Company, which owns an approximate 40% blended working interest, has dually completed the well and expects to initiate production in late March 2005.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called discretionary cash flow from operations before changes in working capital because of management’s belief that this measure is a financial indicator of the Company’s ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities

Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

	Three Months Ended December 31,
	2004	2003
Selected Income Data
Total Revenues	$15,360,484	$9,626,341

Lease Operating Expense	2,424,180	1,617,169
Production Taxes	951,577	695,278
Depletion, Depreciation and Amortization	3,248,144	2,744,886
Exploration	544,567	419,348
Impairment of Oil and Gas Properties	—	335,558
General and Administrative	1,347,624	1,321,695
Interest Expense	321,313	305,200

Total Expenses	8,837,405	7,439,134

Gain (Loss) on Sale of Assets	181,537	162,713

Net Income Before Income Taxes	6,704,616	2,349,920
Income Taxes	(1,877,499)	828,701

Net Income from Continuing Operations	8,582,115	1,521,219
Discontinued Operations, Including Gain on Sale	593,350	12,893

Net Income	9,175,465	1,534,112
Preferred Stock Dividends	158,202	158,365

Net Income Applicable to Common Stock	$9,017,263	$1,375,747

Net Income Per Share - Basic
Net Income from Continuing Operations	$0.42	$0.08
Discontinued Operations, Including Gain on Sale	0.03	—

Net Income	0.45	0.08

Net Income Applicable to Common Stock	$0.44	$0.08

Net Income Per Share - Diluted
Net Income from Continuing Operations	$0.40	$0.07
Discontinued Operations, Including Gain on Sale	0.03	—

Net Income	0.43	0.07

Net Income Applicable to Common Stock	$0.43	$0.07

Average Common Shares (Basic)	20,523,426	18,128,801
Average Common Shares (Diluted)	21,158,647	20,612,028

Selected Cash Flow Data
Discretionary cash flow from operations, before changes in working capital (non GAAP)	$8,181,948	$5,531,087
Seismic expense	(280,258)	(117,712)
Net changes in working capital	9,018,931	765,316

Net cash provided by operating activities (GAAP)	$16,920,621	$6,178,691

Selected Operating Data
Net Natural Gas Produced (Mcf)	1,459,895	1,052,500
Average Price (per Mcf)	$6.19	$5.78
Net Crude Oil Produced (Bbl)	120,501	114,104
Average Price (per Bbl)	$33.21	$30.40
Total Production (Mcfe)	2,182,901	1,737,124
Average Price (per Mcfe)	$5.97	$5.50

	Year Ended December 31,
	2004	2003
Selected Income Data
Total Revenues	$47,329,597	$32,140,224

Lease Operating Expense	7,402,353	6,098,673
Production Taxes	3,105,426	2,287,648
Depletion, Depreciation and Amortization	11,562,234	8,995,632
Exploration	4,426,010	2,248,802
Impairment of Oil and Gas Properties	—	335,558
General and Administrative	5,820,920	5,314,487
Interest Expense	1,109,902	1,051,198

Total Expenses	33,426,845	26,331,998

Gain (Loss) on Sale of Assets and Litigation Judgment	2,168,440	(66,116)

Net Income Before Income Taxes	16,071,192	5,742,110
Income Taxes	(1,706,626)	2,015,464

Net Income From Continuing Operations	17,777,818	3,726,646
Discontinued Operations, Including Gain on Sale	749,533	196,144

Net Income Before Cumulative Effect	18,527,351	3,922,790
Cumulative Effect of Change in Accounting Principle	—	(205,293)

Net Income	18,527,351	3,717,497
Preferred Stock Dividends	632,971	633,463

Net Income Applicable to Common Stock	$17,894,380	$3,084,034

Net Income Per Share - Basic
Net Income From Continuing Operations	$0.91	$0.21
Discontinued Operations, Including Gain on Sale	0.04	0.01

Net Income Before Cumulative Effect	0.95	0.22
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income	$0.95	$0.21

Net Income Applicable to Common Stock	$0.92	$0.17

Net Income Per Share - Diluted
Net Income From Continuing Operations	$0.87	$0.18
Discontinued Operations, Including Gain on Sale	0.04	0.01

Net Income Before Cumulative Effect	0.91	0.19
Cumulative Effect of Change in Accounting Principle	—	(0.01)

Net Income	$0.91	$0.18

Net Income Applicable to Common Stock	$0.88	$0.15

Average Common Shares (Basic)	19,551,516	18,064,329
Average Common Shares (Diluted)	20,346,985	20,481,400

Selected Cash Flow Data
Discretionary cash flow from operations, before
changes in working capital (non GAAP)	$29,464,647	$17,684,995
Seismic expense	(2,555,438)	(118,042)
Net changes in working capital	14,119,186	(519,007)

Net cash provided by operating activities (GAAP)	$41,028,395	$17,047,946

Selected Operating Data
Net Natural Gas Produced (Mcf)	4,817,564	3,352,802
Average Price (per Mcf)	$6.12	$5.34
Net Crude Oil Produced (Bbl)	475,251	464,429
Average Price (per Bbl)	$32.35	$29.64
Total Production (Mcfe)	7,669,070	6,139,376
Average Price (per Mcfe)	$5.85	$5.16